EXHIBIT 16



September 24, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.

Ladies and Gentlemen:

          We have read Item 4 of the Current Report on Form 8-K, dated August 29, 1996, of Northern Illinois Financial Corporation (the "Registrant") and are in agreement with (i) the statement that Hutton, Nelson & McDonald LLP has not been engaged in any capacity by Grand Premier Financial, Inc. and was effectively dismissed as the principal accountant of the Registrant as of August 29, 1996, and (ii) the statements contained in the third and fourth paragraphs under Item 4. We have no basis to agree or disagree with the other statements of the Registrant contained therein.




                                   HUTTON, NELSON & MCDONALD LLP